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                                                                   EXHIBIT 12.01


          MARTIN MARIETTA MATERIALS, INC. AND CONSOLIDATED SUBSIDIARIES


                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                      for the Year Ended December 31, 1998
                             (Amounts in Thousands)



EARNINGS:

Earnings before income taxes                                    $ 174,142
Earnings of less than 50%-owned associated companies, net            (684)
Interest expense                                                   23,759
Portion of rents representative of an interest factor               2,424
                                                                ---------

     Adjusted Earnings and Fixed Charges                        $ 199,641
                                                                =========

FIXED CHARGES:

Interest Expense                                                $  23,759
Capitalized interest                                                  359
Portion of rents representative of an interest factor               2,424
                                                                ---------

     Total Fixed Charges                                        $  26,542
                                                                =========

Ratio of Earnings to Fixed Charges                                   7.52
                                                                =========



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